Exhibit (e)(2)

Amendment No. 1 to Distribution Agreement

This Amendment, dated as of October 7, 2015, to the Distribution Agreement (this “Amendment”), by and between CSOP ETF Trust (the “Trust”), a Delaware statutory trust and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated 5 February 2015 (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect the addition of two new series to the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

CSOP ETF TRUST

By: /s/ Ding Chen

Name: Ding Chen

Title: President

ALPS DISTRIBUTORS, INC.

By: /s/ Jeremy O. May_

Name: Jeremy O. May

Title: President

APPENDIX A

LIST OF SERIES

CSOP FTSE CHINA A50 ETF

CSOP MSCI China A International Hedged ETF

CSOP China CSI 300 A-H Dynamic ETF

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